Exhibit 5.2
e-mail:
jredden@applebyglobal.com

direct dial:
Tel 441 298 3550
Aspen Insurance Holdings Limited	Fax 441 298 3363
Maxwell Roberts Building
1 Church Street	your ref: appleby ref: JR/126965.0072
Hamilton HM 11
Bermuda

Dear Sirs	15 December 2010
Aspen Insurance Holdings Limited (the “Company”) — Registration Statement on Form F-3
We have acted as Bermuda counsel to the Company, and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement (as defined in the Schedule to this opinion) in relation to the Company registering ordinary shares of par value US 0.15144558 cents (the “Ordinary Shares”), preference shares of par value US 0.15144558 cents (the “Preference Shares”), depositary shares (representing ordinary shares or preference shares) (the “Depositary Shares”), senior or subordinated debt securities (the “Debt Securities”), warrants to purchase ordinary shares, preference shares or debt securities (the “Warrants”), purchase contracts (the “Purchase Contracts”), Purchase Units (the “Purchase Units”) and issued ordinary shares that may be offered and sold by certain shareholders (the “Selling Shareholder Shares”). The Ordinary Shares, the Preference Shares, the Depositary Shares, the Debt Securities, the Warrants, the Purchase Contracts, the Purchase Units and the Selling Shareholders Shares are collectively referred to as the “Securities”.
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Aspen Insurance Holdings Limited
15 December 2010
Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement have the same meanings when used in this opinion.
Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents which we have reviewed (other than the Directors or Officers of the Company);

(e)	that any representation, warranty or statement of fact or law, other than as to Bermuda law, made in any of the Documents is true, accurate and complete;

(f)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(g)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

Aspen Insurance Holdings Limited
15 December 2010
(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Securities or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in meetings which were duly convened and at which duly constituted quorums were present and voting throughout and that there is no matter affecting the authority of the Directors not disclosed by the Constitutional Documents, the Company Search, the Litigation Search, or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that, when the Directors of the Company passed the Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(k)	that the Company will at the relevant time of issuance or transfer of any of the Securities hold or comply with the necessary permissions of the Bermuda Monetary Authority for such issuance or transfer;

(l)	that the Selling Shareholder Shares are existing issued shares as at the date of this opinion and that, at the relevant time of sale of any Selling Shareholder Shares by any holder thereof, such holder is the registered holder of the Selling Shareholder Shares to be sold by such holder (or otherwise entitled to direct the transfer of those Selling Shareholder Shares) free of any encumbrance and that such Selling Shareholder Shares are fully paid;

Aspen Insurance Holdings Limited
15 December 2010
(m)	that the Company has filed the Registration Statement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Registration Statement would benefit the Company;

(n)	that the issuance of the Securities as contemplated by the Registration Statement will be duly authorised by the Board of Directors of the Company prior to such issuance; and

(o)	that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act 1981, as amended (“Prospectuses and Public Offers”).
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
(1)	The Company is an exempted company validly organised and existing and in good standing under the laws of Bermuda.

(2)	When issued pursuant to the Resolutions (and subject to Assumption (n)) and delivered against payment therefore in the circumstances referred to or summarised in the Registration Statement, the Ordinary Shares, the Preference Shares and the Depositary Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

(3)	The issuance or transfer of the Securities will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda, or (ii) the Constitutional Documents.

(4)	All necessary corporate action required to have been taken by the Company in connection with the original issuance by the Company of the Selling Shareholder Shares (including shares issued upon exercise of options) pursuant to Bermuda law has been taken by or on behalf of the Company, and

Aspen Insurance Holdings Limited
15 December 2010
all necessary approvals of the Bermuda Monetary Authority were duly obtained for the original issuance by the Company of the Selling Shareholder Shares.

(5)	The Selling Shareholder Shares, when sold by their current holders and transferred and paid for as contemplated by the Registration Statement, will be duly authorised, validly issued, fully paid and non-assessable common shares of the Company.
Reservations
We have the following reservations:
(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	In paragraph (1) above, the term “good standing” means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Aspen Insurance Holdings Limited
15 December 2010
(d)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

Aspen Insurance Holdings Limited
15 December 2010
Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.
(e)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(f)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(g)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.
Disclosure
This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the SEC. We consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.
Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Aspen Insurance Holdings Limited
15 December 2010
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda. This opinion may be relied upon by Dewey & LeBoeuf LLP solely for the purpose of the delivery of an opinion on behalf of the Company in respect of the Registration Statement on Form F-3.
Yours faithfully
/s/ Appleby
Appleby

Aspen Insurance Holdings Limited
15 December 2010
SCHEDULE
1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 14 December 2010 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 14 December 2010 in respect of the Company (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association, Altered Memorandum of Association, Certificate of Deposit of Memorandum of Increase of Share Capital, Certificate of Registration of Alteration of Denomination of Capital and Bye-Laws (effective 9 December 2003 and amended on 26 May 2005, 25 May 2006, 30 April 2008 and 29 April 2009) of the Company (collectively referred to as the “Constitutional Documents”).

4.	A certified copy of the “Tax Assurance” dated 20 June 2002, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

5.	Certified copies of the Minutes of Meetings of the Board of Directors of the Company held on 21 June 2002, 8 July 2002, 10 October 2002, 11 December 2002, 20 November 2002, 11 February 2003, 19 May 2003, 21 July 2003, 6 November 2003, 10 December 2003, 31 January 2005 and 3 March 2005 and certified copies of the resolutions passed at Meetings of the Board of Directors of the Company held on 17 October 2005, 1 November 2007, and 27 October 2010 (collectively the “Resolutions”).

6.	A Certificate of Compliance dated 9 December 2010 issued by the Registrar of Companies in respect of the Company.

7.	Certified copies of Bermuda Monetary Authority consent letters dated 20 June 2002, 26 September 2002, (as amended 28 November 2002), 27 November 2002, 6

Aspen Insurance Holdings Limited
15 December 2010
December 2002, 11 February 2003, 28 March 2003, 13 June 2003, 18 June 2003, 14 November 2003, 3 December 2003, 27 July 2004, 18 March 2005 and the Bermuda Monetary Authority’s general permission dated 1 June 2005.

8.	A copy of the registration statement on Form F-3 of the Company filed 15 December 2010 (the “Registration Statement”).